CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,310,000	$151.83

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 9, 2016 (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$1,310,000

Callable Contingent Coupon Notes due December 14, 2020

Linked to the Lesser Performing Reference Asset of the S&P 500® Index

and the United States Oil Fund, LP

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	December 9, 2016

Issue Date:	December 14, 2016

Final Valuation Date:*	December 9, 2020

Maturity Date:*	December 14, 2020

Reference Assets:	The S&P 500® Index (the “S&P 500 Index”) and the United States Oil Fund, LP (the “United States Oil Fund”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Barrier Level	Coupon Barrier Level
	S&P 500 Index	SPX <Index>	2,259.53	1,355.72	1,355.72
	United States Oil Fund	USO UP <Equity>	$11.44	$6.86	$6.86

The S&P 500 Index and the United States Oil Fund are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”

Payment at Maturity:

If you hold your Notes to maturity, and if your Notes are not early redeemed by us prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Barrier Level, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

If your Notes are not redeemed by us prior to maturity, and if the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)(4)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$1,310,000	$1,310,000	$3,151	$1,306,849

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $997.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $987.70 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 0.25% of the principal amount of the Notes, or up to $2.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The per Note agent’s commission and proceeds to Issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s commission per Note of 0.25%. The total agent’s commission and total proceeds to issuer shown above give effect to the actual amount of the variable Agent’s commission but do not take into account the payment by Barclays Capital Inc. of any of the Marketing Fees (as described below).

(4)          In addition to the selling concessions and fees described above, Barclays Capital Inc. will pay, and be reimbursed by the Issuer for, additional marketing, structuring, educational or other fees (collectively, “Marketing Fees”) of up to 0.50% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees paid to that dealer and (b) the amount of Marketing Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 0.75% of the principal amount per Note.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$28.75 per $1,000 principal amount Note, which is 2.875% of the principal amount per Note (11.50% per annum)

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of either Reference Asset is less than its Coupon Barrier Level on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Early Redemption at the Option of the Issuer:

We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date, beginning with the Contingent Coupon Date following the fourth Observation Date (scheduled to occur in December 2017), provided that we give at least five Business Days’ prior written notice to the trustee.  If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Observation Dates:*	The 9th of each March, June, September and December during the term of the Notes, beginning in March 2017 and ending on and including the Final Valuation Date

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth Business Day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be payable on the applicable Early Redemption Date

Coupon Barrier Level:	With respect to a Reference Asset, 60.00% of its Initial Level (rounded to two decimal places), as set forth in the table above

Barrier Level:	With respect to a Reference Asset, 60.00% of its Initial Level (rounded to two decimal places), as set forth in the table above

Lesser Performing Reference Asset:	The Reference Asset with the lesser Reference Asset Return, as calculated in the manner set forth below

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date, as set forth in the table above

Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date

Closing Level:

With respect to a Reference Asset, on any date, the official closing price or level of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741VF80 / US06741VF800

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the price or level of either Reference Asset will fall below its Coupon Barrier Level on any Observation Date or its Barrier Level on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Level of only one Reference Asset is less than its Coupon Barrier Level an Observation Date and (b) you will lose some or all of your principal if the Closing Level of only one Reference Asset is less than its Barrier Level on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not redeemed by us prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that we may, in our sole discretion, redeem the Notes prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if we do not exercise our early redemption option

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate that the level of at least one Reference Asset will decline during the term of the Notes such that the level of at least one Reference Asset is less than its Coupon Barrier Level on one or more Observation Dates and/or the Final Level of at least one Reference Asset is less than its Barrier Level

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                  You are unwilling or unable to accept the risk that we may redeem the Notes prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if we do not exercise our early redemption option

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Coupon Barrier Level for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  Contingent Coupon: $28.75 per $1,000 principal amount Note

* The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 60.00 for each Reference Asset have been chosen for illustrative purposes only.  The Initial Level and Coupon Barrier Level of each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	85.00
United States Oil Fund	110.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $28.75, or 2.875% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of one Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of the other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	55.00
United States Oil Fund	105.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference Asset is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	45.00
United States Oil Fund	50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes (per $1,000 principal amount Note that you hold) under various circumstances.  The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Contingent Coupon: $28.75 per $1,000 principal amount Note

▪                 You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: The Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on some Observation Dates. The Closing Level of each Reference Asset is greater than their respective Coupon Barrier Levels on other Observation Dates.

Observation Date	Is the Closing Level of either Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
1	No	Yes	$28.75
2	Yes	No	$0.00
3	Yes	No	$0.00
4	No	Yes	$28.75
5	Yes	No	$0.00
6	No	Yes	$28.75
7	No	Yes	$28.75
8	Yes	No	$0.00
9	Yes	No	$0.00
10	No	Yes	$28.75
11	Yes	No	$0.00
12	No	Yes	$28.75
13	No	Yes	$28.75
14	Yes	No	$0.00
15	Yes	No	$0.00
16 (Final Valuation Date)	No	Yes	$28.75

The total amount of Contingent Coupons that you receive during the term of the Notes is $230.00 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset is equal to or greater than its Coupon Barrier Level on the related Observation Date.

Example 2: The Closing Level of each Reference Asset on each Observation Date is equal to or greater than its respective Coupon Barrier Level.

Observation Date	Is the Closing Level of either Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
1	No	Yes	$28.75
2	No	Yes	$28.75
3	No	Yes	$28.75
4	No	Yes	$28.75
5	No	Yes	$28.75
6	No	Yes	$28.75
7	No	Yes	$28.75
8	No	Yes	$28.75
9	No	Yes	$28.75
10	No	Yes	$28.75
11	No	Yes	$28.75
12	No	Yes	$28.75
13	No	Yes	$28.75
14	No	Yes	$28.75
15	No	Yes	$28.75
16 (Final Valuation Date)	No	Yes	$28.75

The total amount of Contingent Coupons that you receive during the term of the Notes is $460.00 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on your Notes.

Example 3: The Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date.

Observation Date	Is the Closing Level of either Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
1	Yes	No	$0.00
2	Yes	No	$0.00
3	Yes	No	$0.00
4	Yes	No	$0.00
5	Yes	No	$0.00
6	Yes	No	$0.00
7	Yes	No	$0.00
8	Yes	No	$0.00
9	Yes	No	$0.00
10	Yes	No	$0.00
11	Yes	No	$0.00
12	Yes	No	$0.00
13	Yes	No	$0.00
14	Yes	No	$0.00
15	Yes	No	$0.00
16 (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity.  Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose some or all of the principal amount of your Notes, as described on the cover of this pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be payable on the Notes) under various circumstances.  The examples set forth below are purely hypothetical and are provided for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes.  These examples also make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Coupon Barrier Level for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  Barrier Level for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Level set forth above)

▪                  You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes priority

* The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 60.00 and the hypothetical Barrier Level of 60.00 for each Reference Asset have been chosen for illustrative purposes only. The Initial Level, Coupon Barrier Level and Barrier Level of each Reference Asset are as set forth on the cover of this pricing supplement.

Final Level		Reference Asset Return
S&P 500 Index	United States Oil Fund	S&P 500 Index	United States Oil Fund	Reference Asset Return of the Lesser Performing Reference Asset	Payment at Maturity**
150.00	175.00	50.00%	75.00%	50.00%	$1,000.00
145.00	140.00	45.00%	40.00%	40.00%	$1,000.00
130.00	150.00	30.00%	50.00%	30.00%	$1,000.00
125.00	120.00	25.00%	20.00%	20.00%	$1,000.00
110.00	120.00	10.00%	20.00%	10.00%	$1,000.00
110.00	100.00	10.00%	0.00%	0.00%	$1,000.00
90.00	102.50	-10.00%	2.50%	-10.00%	$1,000.00
102.00	80.00	2.00%	-20.00%	-20.00%	$1,000.00
95.00	70.00	-5.00%	-30.00%	-30.00%	$1,000.00
60.00	105.00	-40.00%	5.00%	-40.00%	$1,000.00
50.00	90.00	-50.00%	-10.00%	-50.00%	$500.00
105.00	40.00	5.00%	-60.00%	-60.00%	$400.00
30.00	45.00	-70.00%	-55.00%	-70.00%	$300.00
40.00	20.00	-60.00%	-80.00%	-80.00%	$200.00
10.00	95.00	-90.00%	-5.00%	-90.00%	$100.00
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon (if one is payable on the Maturity Date)

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the S&P 500 Index is 110.00 and the Final Level of the United States Oil Fund is 120.00.

Because the S&P 500 Index has the lower Reference Asset Return, the S&P 500 Index is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level (and, accordingly, not less than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Maturity Date.

Example 2: The Final Level of the S&P 500 Index is 102.00 and the Final Level of the United States Oil Fund is 80.00.

Because the United States Oil Fund has the lower Reference Asset Return, the United States Oil Fund is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Level of the S&P 500 Index is 105.00 and the Final Level of the United States Oil Fund is 40.00.

Because the United States Oil Fund has the lower Reference Asset Return, the United States Oil Fund is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: The Final Level of the S&P 500 Index is 30.00 and the Final Level of the United States Oil Fund is 45.00.

Because the S&P 500 Index has the lower Reference Asset Return, the S&P 500 Index is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that, if we do not redeem your Notes prior to maturity, and if the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

If we do not redeem your Notes prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Level of the Lesser Performing Reference Asset is less than its respective Barrier Level.  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the level of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or both Reference Assets is positive.

Based on the stated term of the Notes, the maximum amount of Contingent Coupons that you may receive is $460.00 per $1,000 principal amount Note (or 46.00% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Level of each Reference Asset on each Observation Date equals or exceeds its Coupon Barrier Level and (b) the Notes are not redeemed by us prior to maturity. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•                You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of either Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Reference Asset must close at or above its Coupon Barrier Level on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Level of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Level and (b) the Final Level of that Reference Asset will be less than its Barrier Level.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date, beginning with the Contingent Coupon Payment Date following the fourth Observation Date. Accordingly, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity.  You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date.  Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is not Based on the Level of either Reference Asset at any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date.  Accordingly, if the level of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the level of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If the Final Level of the Lesser Performing Reference Asset is less than the Barrier Level applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks underlying either Reference Asset would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•                 The Performance of the United States Oil Fund is Generally Linked to the Performance of the Crude Oil Market and Adverse Conditions in the Crude Oil Market May Adversely Affect the Value of Your Notes—As described elsewhere in this pricing supplement, the investment objective of the United States Oil Fund is to have the changes in the net asset value of its units reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma, as measured by the changes in the price of certain futures contract for light, sweet crude oil traded on the New York Mercantile Exchange, less the fund’s expenses.  The spot price for such a commodity will be influenced by many complex and interrelated factors, including, among others, market supply and demand for petroleum products, economic conditions that affect the end-use of crude oil as a refined product (such as transportation and home heating fuel), exploration and production costs, governmental actions, geopolitical events and disruptions in the supply of oil (for example, due to war, natural events, accidents or acts of terrorism).  Any adverse developments in the market for crude oil resulting from such factors may have a negative effect on the United States Oil Fund and, accordingly, the value of your Notes.

In addition, the crude oil market has experienced significant volatility and downward price movement since approximately the middle of 2014. In turn, the price per share of the United States Oil Fund has dropped significantly during such time period. For example, the Closing Price of the United States Oil Fund on June 30, 2014 was $38.88 per share and the Closing Price on November 30, 2016 was $10.93 per share, representing a decline of approximately of 72% between such dates. There can be no assurances that such volatility in the crude oil market will not continue, nor can there be any assurances that the price per share of the United States Oil Fund will not continue to decline during the term of your Notes.  Please see “Information Regarding the Reference Assets” in this pricing supplement for information regarding the United States Oil Fund, including historical trading prices for its shares.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the United States Oil Fund and the Value of the Notes:

o                Management risk.  This is the risk that the investment strategy for the United States Oil Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the United States Oil Fund is not “actively” managed, it generally does not take defensive positions in declining markets. Therefore, the performance of the United States Oil Fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives risk.  The United States Oil Fund may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the United States Oil Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the United States Oil Fund invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the United States Oil Fund may not replicate the performance of, and may underperform its underlying reference asset. The United States Oil Fund will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the United States Oil Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying asset due to differences in trading hours between the United States Oil Fund and its underlying asset or due to other circumstances. During periods of market volatility, market participants may be unable to calculate accurately the intraday net asset value per share of the United States Oil Fund and the liquidity of the United States Oil Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the United States Oil Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the United States Oil Fund. As a result, under these circumstances, the market value of the United States Oil Fund may vary substantially from the net asset value per share of the United States Oil Fund. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                 The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                 Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons received on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                 Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the levels of the S&P 500 Index and the market prices of the United States Oil Fund and the components of the S&P 500 Index;

o                the market price for light, sweet, crude oil;

o                the expected volatility of the S&P 500 Index, the components of the S&P 500 Index, the shares of the United States Oil Fund and of light, sweet crude oil;

the time to maturity of the Notes;

o                the dividend rate on the United States Oil Fund and the components of the S&P 500 Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.  For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The S&P U.S. Indices” beginning on page IS-48 of the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Levels of the S&P 500 Index for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2011 through December 9, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
June 30, 2016	2,119.12	2,000.54	2,098.86
September 30, 2016	2,190.15	2,088.55	2,168.27
December 9, 2016*	2,259.53	2,085.18	2,259.53

* For the period beginning on October 1, 2016 and ending on December 9, 2016

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The United States Oil Fund, LP

We have derived all information contained in this pricing supplement regarding the United States Oil Fund from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, United States Commodity Funds LLC (the “general partner of the United States Oil Fund, LP”), formerly known as Victoria Bay Asset Management, LLC.  Units of the United States Oil Fund trade on the NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “USO.”

Information provided to or filed with the SEC by the United States Oil Fund, LP pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 can be located by reference to SEC file numbers 333-153310 and 001-32834, respectively, through the SEC’s website at http://www.sec.gov.  The United States Oil Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.  For additional information regarding the United States Oil Fund and United States Commodity Funds LLC, please see United States Oil Fund, LP’s prospectus.  In addition, information about the United States Oil Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the website for the United States Oil Fund at www.unitedstatesoilfund.com.  Information contained on such website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The United States Oil Fund is a commodity pool that issues units that may be purchased and sold on the NYSE Arca.  The United States Oil Fund LP was organized as a limited partnership under Delaware law on May 12, 2005 and began trading on the NYSE Arca on April 10, 2006.  The general partner of the United States Oil Fund is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodity pool operator with the Commodity Futures Trading Commission and is a member of the National Futures Association.  The general partner of the United States Oil Fund is also its investment adviser.

The investment objective of United States Oil Fund is for changes in percentage terms of the net asset value of the units of the United States Oil Fund to reflect the changes in percentage terms of the spot price of light, sweet crude oil delivered to Cushing, Oklahoma as measured by the daily changes in the price of the futures contract for light, sweet crude oil traded on the New York Mercantile Exchange (the “benchmark oil futures contract”) that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less the fund’s expenses.  The United States Oil Fund seeks to achieve its investment objective by investing in futures contracts for light, sweet crude oil and other types of crude oil, diesel-heating oil, gasoline, natural gas and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures Exchange or other U.S. and foreign exchanges and other oil-related investments such as cash-settled options on oil futures contracts, forward contracts for oil, cleared swap contracts and over-the-counter transactions that are based on the price of crude oil, heating oil, gasoline, natural gas and other petroleum-based fuels, oil futures contracts and indices based on the foregoing.

Historical Performance of the United States Oil Fund

The table below shows the high, low and final Closing Levels of the United States Oil Fund for each of the periods noted below. The graph below graph sets forth the historical performance of the United States Oil Fund based on daily Closing Levels from January 1, 2011 through December 9, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2011	42.58	35.39	42.58
June 30, 2011	45.15	35.64	37.26
September 30, 2011	38.94	30.50	30.50
December 31, 2011	39.34	29.74	38.11
March 31, 2012	42.01	37.13	39.23
June 30, 2012	40.15	29.46	31.82
September 30, 2012	36.84	31.43	34.13
December 31, 2012	34.29	31.21	33.36
March 31, 2013	35.49	32.40	34.76
June 30, 2013	34.96	31.01	34.15
September 30, 2013	39.36	34.67	36.85
December 31, 2013	37.42	33.19	35.32
March 31, 2014	37.52	32.81	36.59
June 30, 2014	39.32	35.80	38.88
September 30, 2014	38.86	34.19	34.43
December 31, 2014	34.37	20.30	20.36
March 31, 2015	19.89	15.96	16.84
June 30, 2015	20.82	17.56	19.88
September 30, 2015	19.10	12.49	14.68
December 31, 2015	16.04	10.66	11.00
March 31, 2016	10.98	7.96	9.70
June 30, 2016	12.43	9.08	11.57
September 30, 2016	11.78	9.33	10.93
December 9, 2016*	11.67	9.77	11.44

* For the period beginning on October 1, 2016 and ending on December 9, 2016

Historical Performance of the United States Oil Fund, LP

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, except that it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

In addition, as described on the cover page of this pricing supplement, the Agent will pay, and be reimbursed by the Issuer for, additional marketing, structuring, educational or other fees in connection with the distribution of the Notes by certain dealers participating in such distribution.